CONFORMED COPY

FOURTH AMENDING AGREEMENT

THIS AGREEMENT dated as of the 29th day of October, 2004.

BETWEEN:

VITRAN CORPORATION INC., a corporation incorporated under the laws of the Province of Ontario

(herein called “Vitran”)

- and -

VITRAN EXPRESS CANADA INC., a corporation continued and amalgamated under the laws of the Province of Ontario

(herein called “Vitran Express”)

- and -

THE BANK OF NOVA SCOTIA and LAURENTIAN BANK OF CANADA, and one or more financial institutions to whom either or both of the foregoing or their respective permitted assigns may from time to time assign an undivided interest in the Loan Documents and who agree to be bound by the terms of the Credit Agreement as a Lender

(herein collectively called the “Lenders” and individually called a “Lender”)

- and -

THE BANK OF NOVA SCOTIA, a Canadian chartered bank, in its capacity as agent of the Lenders under the Credit Agreement

(herein called the “Agent”)

          WHEREAS Vitran, Vitran Express (as corporate successor to Trans Western Express Inc.), the Lenders and the Agent entered into an amended and restated credit agreement made as of January 31, 2002, pursuant to which the Lenders established certain term credit facilities in favour of Vitran and Vitran Express (as amended by amending agreements dated September 3, 2002, January 29, 2003 and September 26, 2003 and as may be further modified, supplemented, amended or restated, the “Credit Agreement”);

          AND WHEREAS the parties hereto wish to amend certain provisions of the Credit Agreement;

          NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:

ARTICLE 1
DEFINED TERMS

1.1 Capitalized Terms. All capitalized terms which are used herein without being specifically defined herein shall have the meaning ascribed thereto in the Credit Agreement as amended hereby.

ARTICLE 2
AMENDMENTS

     2.1     General Rule.     Subject to the terms and conditions herein contained, the Credit Agreement is hereby amended to the extent necessary to give effect to the provisions of this agreement and to incorporate the provisions of this agreement into the Credit Agreement.

     2.2     Amendments to Credit Agreement.

(a)	Section 1.01 of the Credit Agreement is hereby amended by:

(i)	Deleting the definitions of ““Current Assets” and “Current Liabilities””, “Excess Cash Flow” and “Working Capital”.

(ii)	Deleting the reference to “August 31, 2006” in the definition of “Credit Facility 1 Maturity Date” and replacing it with “September 30, 2007”;

(iii)	Deleting the definition of “Credit Facility 2 Maturity Date” and replacing it with the following:

“Credit Facility 2 Maturity Date” means September 30, 2007.”

(iv)	Deleting the definition of “EBITDA” and replacing it with the following:

“”EBITDA” means, for any particular period, Net Income (excluding, in the calculation of Net Income, any dividends other than cash dividends received in the ordinary course from entities in which such Person has an equity interest which are not directly or indirectly subsidiaries of such Person provided that such cash dividend amount shall be limited to a maximum of 10% of the EBITDA calculated only in respect of any Person) for such period plus, to the extent deducted in determining Net Income, the aggregate of

(a) Interest Expenses for such period, (b) consolidated income tax expenses of Vitran for such period, (c) consolidated depletion, depreciation and amortization expenses and other non-cash expenses of Vitran for such period, and, provided that for purposes of calculating EBITDA for any period, the EBITDA during such period attributable to any Acquisition by a Borrower or any Subsidiary during such period shall be included on a pro forma basis for such period (assuming the consummation of such Acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) provided that such Borrower shall have provided to the Agent and the Lenders, prior to the completion of the Acquisition, (i) the most recently available consolidated balance sheet of the Person that is the subject of such Acquisition (and its consolidated Subsidiaries) and (ii) the most recently available consolidated statements of income and of cash flows and all such financial statements have been reviewed and reported on by independent accountants or are otherwise in form and substance acceptable to the Agent.”

(v)	Deleting the reference to “one year” in the definition of “Letter” and replace it with “three years”.

(vi)	Adding the following definitions in alphabetical order:

“”Acquisition” means, as to any Person, (i) any purchase or other acquisition of all of the voting securities of any other Person, and (ii) any purchase or other acquisition of all or substantially all of the assets of any other Person or of assets consisting of a line of business of any other Person;

“Aggregate Consideration” means, in relation to an Acquisition, the total value of the consideration paid or liability assumed by the purchaser making such Acquisition and, for the purposes of Section 11.02(i), less (x) cash on hand of any Person that is the subject of an Acquisition; (y) the value of equity issued by a purchaser which is issued as part of the purchase price for such Acquisition; and (z) such purchaser’s cash on hand immediately prior to the Acquisition which will be used to pay all or part of the purchase price for such Acquisition.

“Business” means the business of the Borrowers and the Subsidiaries, being the provision of freight and distribution services and ancillary services thereto carried on by the Borrowers and the Subsidiaries in Canada and the United States.

“Environmental Laws” means all Applicable Law relating in full or in part to the protection of the environment or human health or relating to the manufacture, processing, management, distribution, use, collection, treatment, storage, generation, release, spill, leak, pumping, pouring, emitting, adding, emptying, injection, escape, leaching, throwing, placing, exhausting, dumping, spraying, burial, abandonment, incineration, seepage, placement, emission, deposit, issuance, discharge or disposal, transport, transfer or handling of any contaminant, pollutant, waste of any nature, hazardous or toxic substance or material or dangerous good as defined, judicially interpreted or identified in any Environmental Law or any substance that causes or may cause harm or degradation to the environment or injury to human health and includes any condition, circumstance, pollutant, contaminant, waste, hazardous waste, deleterious, toxic or hazardous substance or dangerous good present in such quantity or state that it contravenes any Environmental

Laws or gives rise to any losses, claims, liability or obligation under any Environmental Law.

“Qualified Environmental Consultant” means an environmental consultant which is qualified and recognized as such in the geographic area in which the related property is located.”

(b)	Section 2.01(a) of the Credit Agreement is hereby deleted and replaced by the following:

“a non-revolving term credit facility (“Credit Facility 1”) in the amount of US$15,000,000 or the Canadian Dollar Equivalent thereof;

(c)	Section 2.01(b) of the Credit Agreement is hereby deleted and replaced by the following:

“a revolving term credit facility (“Credit Facility 2”) in the amount, from time to time, equal to the lesser of US$35,000,000 or the Canadian Dollar Equivalent thereof and the Borrowing Base.”

(d)	Section 3.01 of the Credit Agreement is hereby amended by deleting the reference to “$7,500,000” and replacing it with “US$7,500,000 or the Exchange Equivalent thereof”.

(e)	Section 9.01 of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

“Repayment under Credit Facility 1. The aggregate credit outstanding under Credit Facility 1 as of the date hereof shall be repaid by the Borrowers to the Lenders in the following amounts on the following dates:

Amount	Date
US$562,500	December 31, 2004
US$562,500	March 31, 2005
US$562,500	June 30, 2005
US$562,500	September 30, 2005
US$1,312,500	December 31, 2005
US$1,312,500	March 31, 2006
US$1,312,500	June 30, 2006
US$1,312,500	September 30, 2006
US$1,875,000	December 31, 2006
US$1,875,000	March 31, 2007
US$1,875,000	June 30, 2007
US$1,875,000	September 30, 2007

Amounts which are repaid as aforesaid may not be reborrowed.”

(f)	Section 9.02 of the Credit Agreement is hereby amended by deleting the words “Subject to Section 9.03, the” and replacing them with the word “The”.

(g)	Section 9.03 of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Deleted]”.

(h)	Section 9.06 of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Deleted]”.

(i)	Section 11.01(b) is hereby deleted in its entirety and replaced by the following:

“Debt to EBITDA Ratio. Vitran shall at all times maintain the Debt to EBITDA Ratio at:

(i)	less than or equal to for each Fiscal Quarter from and including the Fiscal Quarter ending December 31, 2004 to and including the Fiscal Quarter ending December 31, 2005; and

(ii)	less than or equal to for each Fiscal Quarter thereafter.”

(j)	Section 11.01(d) of the Credit Agreement is hereby deleted in its entirety and replaced by the following:

”Equity. Equity shall at all times exceed the aggregate of:

(i)	; and

(ii)	the aggregate of of positive Net Income for each Fiscal Quarter beginning December 31, 2004 and for each Fiscal Quarter thereafter which has been completed on or before the date of determination and, if Net Income for any such period is a negative amount, it shall be deemed to be equal to zero.”

(k)	Section 11.01(o) of the Credit Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following:

“The Borrowers will cause any Person becoming a Subsidiary after the date hereof to (i) execute and deliver counterparts to the Guarantee thereby becoming a Guarantor thereunder and to (ii) grant to the Agent a security interest in all of its present and future undertaking and assets.”

(l)	Section 11.02(e) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“Nothing in this Section 11.02(e) shall prevent either Borrower nor any Subsidiary from making any Acquisition as permitted by Section 11.02(i).”

(m)	Section 11.02 of the Credit Agreement is hereby amended by adding the following as a new Section 11.02(i):

“Restrictions On Acquisitions. Neither Borrower nor any Subsidiary shall make any Acquisition unless no Default or Event of Default has occurred which is continuing and no such event shall occur as a result of making such Acquisition, and if:

(i)	the assets or entity being purchased will be used to carry on the Business in Canada or the United States;

(ii)	the purchase would not result in a breach of any of the representations, warranties or covenants contained herein, including financial covenants on a pro forma basis, after giving effect to such Acquisition, as evidenced by a certificate which contains financial covenant calculations in reasonable detail and which has been delivered to the Agent and the Lenders, and is in a form satisfactory to them acting reasonably;

(iii)	during the term of the Credit Facilities, the Aggregate Consideration of any Acquisition does not exceed or the Exchange Equivalent thereof individually, or or the Exchange Equivalent thereof in the aggregate, unless the prior written consent of the Majority Lenders has been obtained;

(iv)	for any real property (whether owned or, if the property previously has been used other than as office space, leased, occupied, managed, used or controlled) that is the subject of any purchase, lease or other agreement, by either Borrower or the entity being acquired by such Borrower shall have delivered to the Agent a recent phase I environmental assessment conducted by a Qualified Environmental Consultant and a phase II environmental assessment conducted by a Qualified Environmental Consultant, if so requested by the Agent upon (i) consultation with the relevant Borrower and (ii) if recommended in the phase I environmental assessment, together with a plan of remediation, satisfactory to the Agent acting reasonably, if any remediation required by Environmental Law is recommended in such assessments;

(v)	in the case of an Acquisition of shares, the purchase must be “friendly” (i.e., not hostile) and, for certainty, shall not include an offer to acquire securities which has not been recommended by the board of directors of the targeted corporation; and

(vi)	the target corporation shall comply with Section 11.01(o) if such target corporation would be a Subsidiary.

provided that nothing in this subsection shall restrict either Borrower’s or any Subsidiary’s ability to make any investment permitted by Section 11.02(e).”

(n)	Schedules A and B to the Credit Agreement are hereby deleted in their entirety and replaced by Schedules A and B attached hereto.

ARTICLE 3
MISCELLANEOUS

3.1 Conditions Precedent to Effectiveness. This agreement shall be effective upon satisfaction of the following conditions:

(a)	each of the Guarantors shall have signed the Consent and Confirmation forming part hereof;

(b)	no Default shall have occurred and be continuing or would arise upon this agreement becoming effective;

(c)	the Agent has received, in form and substance satisfactory to it:

(i)	a duly certified resolution of the board of directors of each Borrower authorizing each to execute, deliver and perform its obligations under the Credit Agreement, as amended hereby;

(ii)	a certificate of a senior officer of each Borrower setting forth specimen signatures of the individuals authorized to sign this Agreement;

(iii)	a duly certified copy of the articles of incorporation or articles of amalgamation, as the case may be, and by-laws of each Borrower;

(iv)	a certificate of status or good standing for each Borrower issued by the appropriate governmental body or agency;

(v)	opinions of legal counsel to each Borrower with respect to, inter alia, the enforceability of the Credit Agreement, as amended hereby, and otherwise in form and substance satisfactory to the Agent.

(d)	the Borrowers shall have paid (x) to The Bank of Nova Scotia, as Lender, an amendment fee of and (y) to Laurentian Bank of Canada, as Lender, an amendment fee of .

3.2     Future References to the Credit Agreement.     On and after the date of this agreement, each reference in the Credit Agreement to “this agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement, and each reference in any related document to the “ Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. The Credit Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

3.3     Governing Law.     This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

3.4     Enurement.     This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

3.5     Conflict.     If any provision of this agreement is inconsistent or conflicts with any provision of the Credit Agreement, the relevant provision of this agreement shall prevail and be paramount.

3.6     Counterparts.     This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Executed counterparts shall be delivered to the Agent or transmitted to the Agent by telefacsimile and the parties adopt signatures so transmitted to the Agent as original signatures; provided, however, that any party transmitting its signature to the Agent by telefacsimile shall promptly deliver to the Agent an original of the executed counterpart of this agreement which was so transmitted.

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          IN WITNESS WHEREOF the parties hereto have executed and delivered this agreement on the date first above written.

VITRAN CORPORATION INC.
By:	/s/ SEAN P. WASHCHUK
	Name:	Sean P. Washchuk
	Title:	Vice President Finance and Chief Financial Officer

VITRAN EXPRESS CANADA INC.
By:	/s/ SEAN P. WASHCHUK
	Name:	Sean P. Washchuk
	Title:	Secretary

THE BANK OF NOVA SCOTIA, as Agent
By:	/s/ JEAN HOPKINS
	Name:	Jean Hopkins
	Title:	Director

By:	/s/ SANGEETA SHAH
	Name:	Sangeeta Shah
	Title:	Associate

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ JEAN HOPKINS
	Name:	Jean Hopkins
	Title:	Director

By:	/s/ VERONICA PEREIRA
	Name:	Veronica Pereira
	Title:	Senior Manager

LAURENTIAN BANK OF CANADA
By:	/s/ MICHAEL DIGIROLAMO
	Name:	Michael Digirolamo
	Title:	Manager

Schedule A

Pricing Grid

Applicable Margin

Debt to EBITDA Ratio
Availment	—	—	—
LIBOR Loans and Banker’s Acceptances	1.25% p.a.	1.75% p.a.	2.50% p.a.
Prime Rate and Base Rate Loans	0.25% p.a.	0.75% p.a.	1.50% p.a.
Standby Fee	0.375% p.a.	0.400% p.a.	0.50% p.a.
Letter Fee	1.125% p.a.	1.625% p.a.	2.375% p.a.

Schedule B

Individual Commitments

Name of Lender	Individual Commitment
	Credit Facility 1		Credit Facility 2
The Bank of Nova Scotia	US$	10,065,000	US$	26,709,884
Laurentian Bank of Canada	US$	4,935,000	US$	8,290,116